Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 31% Revenue Growth in First Quarter 2018

Record income achieved riding on strong year-over-year revenue growth

PITTSBURGH, PA – April 26, 2018 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights:

•	Revenues increased 31% to a total of $43.3 million, compared to revenues of $33.1 million in the 2017 first quarter; sequentially, revenues increased by 7% over fourth quarter 2017

•	Organic revenues in the Company’s IT staffing services segment increased by 11% compared to the first quarter of 2017

•	The Company’s data and analytics services segment, acquired on July 13, 2017, experienced 28% revenue growth over the fourth quarter 2017 and contributed $6.6 million of revenues during the quarter

•	The number of billable consultants at March 31, 2018 in the Company’s IT staffing services segment grew by 3% during the quarter and sequential revenues increased by 4% over the previous quarter

•	GAAP diluted earnings per share were $0.25 versus $0.04 in the 2017 first quarter

•	Non-GAAP diluted earnings per share were $0.36 versus $0.09 in the 2017 first quarter

First Quarter Results:

Revenues for the first quarter of 2018 totaled $43.3 million, compared to $33.1 million during the corresponding quarter last year. Gross profit in the first quarter of 2018 was $10.3 million, compared to $6.2 million in the first quarter of 2017. GAAP net income for the first quarter of 2018 totaled $1.4 million or $0.25 per diluted share, compared to $201,000 or $0.04 per diluted share during the same period last year. Non-GAAP net income for the first quarter of 2018 was $2.0 million or $0.36 per diluted share, compared to $394,000 or $0.09 per diluted share in the first quarter of 2017.

Activity levels at the Company’s data and analytics services segment continued at elevated levels, as revenues for the first quarter 2018 increased by 28% as compared to the fourth quarter of 2017. Demand for the Company’s IT staffing services remained robust during the quarter and our billable consultant-base expanded by 30 consultants during the quarter. Additionally, gross margins in the IT staffing services segment increased by 120 basis points in the 2018 quarter, when compared to the same period last year.

“I am pleased with the way we have started the year,” commented Vivek Gupta, President and CEO, Mastech Digital. “Our data and analytics segment, in particular, has performed well, backed by increased customer demand. This is the second consecutive quarter where we are seeing a sequential revenue growth of nearly 30% in this unit. We kicked off several exciting project-based engagements during the quarter and our pipeline continues to remain healthy. Revenues in our IT staffing services segment grew by 11% and gross margins expanded by 120 basis points as compared to the same quarter in 2017.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At March 31, 2018 we had bank debt, net of cash balances on hand, of $37.9 million and approximately $13.5 million of borrowing capacity available to us under our revolving credit line. The increase in bank debt from the prior year reflects our July 2017 acquisition which was largely funded with debt.”

In conjunction with its first quarter earnings release, Mastech Digital will host a conference call at 9:00 A.M. ET on April 26, 2018 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 3, 2018.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, SAP HANA, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions.    These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2017.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,267	$2,478
Accounts receivable, net	33,561	30,662
Prepaid and other current assets	868	1,533

Total current assets	35,696	34,673
Equipment, enterprise software and leasehold improvements, net	1,974	1,899
Deferred income taxes	475	468
Non-current deposits	294	255
Goodwill	35,844	35,844
Intangible assets, net	24,772	25,465

Total assets	$99,055	$98,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,194	$4,003
Current portion of contingent consideration liability	6,125	—
Accounts payable	4,395	5,028
Accrued payroll and related costs	7,129	8,969
Other accrued liabilities	2,487	2,109

Total current liabilities	24,330	20,109

Long-term liabilities:
Long-term debt, less current portion, net	34,968	34,149
Contingent consideration liability, less current portion	11,000	17,125
Long-term accrued income taxes	68	68

Total liabilities	70,366	71,451

Shareholders’ equity:
Common stock, par value $0.01 per share	63	63
Additional paid-in capital	20,411	20,304
Retained earnings	12,303	10,923
Accumulated other comprehensive income	66	17
Treasury stock, at cost	(4,154)	(4,154)

Total shareholders’ equity	28,689	27,153

Total liabilities and shareholders’ equity	$99,055	$98,604

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2018	2017
Revenues	$43,333	$33,100
Cost of revenues	33,072	26,891

Gross profit	10,261	6,209
Selling, general and administrative expenses	7,823	5,806

Income from operations	2,438	403
Other income/(expense), net	(512)	(81)

Income before income taxes	1,926	322
Income tax expense	546	121

Net income	$1,380	$201

Earnings per share:
Basic	$0.25	$0.04
Diluted	$0.25	$0.04
Weighted average common shares outstanding:
Basic	5,461	4,499

Diluted	5,529	4,561

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended March 31,
	2018	2017
GAAP Net Income	$1,380	$201

Adjustments:
Amortization of acquired intangible assets	693	203
Stock-based compensation	105	107
Income taxes adjustments	(214)	(117)

Non-GAAP Net Income	$1,964	$394

GAAP Diluted Earnings Per Share	$0.25	$0.04

Non-GAAP Diluted Earnings Per Share	$0.36	$0.09

Weighted average common shares outstanding:
GAAP Diluted Shares	5,529	4,561

Non-GAAP Diluted Shares	5,529	4,561

	Staffing	D&A	D&A
	USA	CAD	CAD
2018 Non-GAAP Income Tax Adjustments:
123R	105	—	—
Amortization of acquired intangibles	203	483	7

Total Non-GAAP Items	308	483	7
Tax Rates	27.3%	26.5%	25.0%

Non-GAAP tax adjustment	$84	$128	$2

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended March 31,
	2018	2017
Revenues:
IT staffing services	$36,761	$33,100
Data and analytics services	6,572	—

Total revenues	$43,333	$33,100

Gross Margin %:
IT staffing services	20.0%	18.8%
Data and analytics services	44.3%	—

Total gross margin %	23.7%	18.8%

Segment Operating Income:
IT staffing services	$1,356	$606
Data and analytics services	1,775	—

Subtotal	3,131	606

Amortization of acquired intangible assets	(693)	(203)
Interest expense and other, net	(512)	(81)

Income before income taxes	$1,926	$322